EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Jerald S. Cobbs Chairman and Interim President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS SECOND-QUARTER 2007 FINANCIAL RESULTS

Successful Restructuring Efforts Result in Substantial Reduction in Operating Loss

PORTLAND, OR ,  August 8, 2007 - Bioject Medical Technologies Inc. (NASDAQ: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the second quarter ended June 30, 2007.

Bioject reported revenues of $2.8 million for the quarter ended June 30, 2007, which was comparable to 2006 revenues.  Product sales were $2.0 million in the 2007 period compared to $2.1 million in the comparable 2006 period.  License and technology fees were $802,000 for the quarter ended June 30, 2007 compared to $638,000 in the comparable 2006 period.  The Company reported an operating loss of $296,000 in the second quarter of 2007 compared to an operating loss of $2.0 million in the second quarter of 2006.  Included in the 2006 operating loss was approximately $915,000 related to the write-down of assets.  Net loss allocable to common shareholders for the three month period ended June 30, 2007 was $1.1 million compared to $3.0 million in the comparable 2006 period.  The Company reported a $554,000 non-cash charge related to the increase in the fair value of its derivative liabilities for the second quarter of 2007.  Cash, cash equivalents and marketable securities at June 30, 2007 totaled $2.1 million.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended June 30, 2007 was $0.07 per share on 15.0 million weighted average shares outstanding compared to a net loss of $0.21 per share on 14.3 million weighted average shares outstanding for the same period last year.

For the six months ended June 30, 2007, Bioject reported revenues of $4.9 million compared to revenues of $4.5 million in the comparable year ago period. The six month 2007 operating loss was $2.0 million compared to $4.5 million in the comparable year ago period.  Net loss allocable to common shareholders was $3.3 million, or $0.22 per share, in the six-month period ended June 30, 2007 compared to a net loss of $5.6 million, or $0.40 per share, in the comparable year ago period.

 “We are pleased to have narrowed our operating loss to $296,000 in the second quarter of 2007.  This represents $1.7 million in reduced operating expenses, or an 85% decrease in operating loss,” said, Jerald S. Cobbs, Bioject’s Chairman and Interim President and CEO.  “We have undertaken a simultaneous two-phased approach to improving our operating performance.  The first phase has been focused on reducing our fixed operating expenses.  The second quarter results are reflective of our efforts.  The second phase is to increase revenues through expanding our existing partnered programs, create new programs and new products and to expand our market.”

“Our current programs continue to progress,” said Mr. Cobbs.  “We have completed stage one of our current project with PATH and the concept phase with our undisclosed European biotech partner.  We remain confident that these projects will move forward to the development phase.  We have also completed several projects with Merial Ltd., with the launch of Merial’s Derma-Vac™ needle-free device for swine and the Vitajet3 device for canine melanoma.  We look forward to additional collaborations with Merial for other animal applications.  We continue to supply Fuzeon® patients with our Biojector® 2000 device and syringes.

“Our pipeline of prospective new partnerships remains strong as we look for opportunities in the areas of domestic and overseas expansion of our current product lines and our continued research efforts in dose sparing and intradermal delivery in collaboration with the World Health Organization and the Centers for Disease Control and Prevention,” concluded Mr. Cobbs.

The Company will conduct a conference call to review second-quarter results for the quarter ended June 30, 2007 on Thursday, August 9, 2007 at 10:00 a.m. Eastern Standard Time.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to savings from the restructuring, the prospects for products under development and the prospects for new license and supply agreements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Net sales of products	$1,950	$2,122	$3,587	$3,381
License and technology fees	802	638	1,293	1,073
	2,752	2,760	4,880	4,454
Operating expenses:
Manufacturing	1,635	2,505	3,231	3,941
Research and development	778	1,343	1,752	2,376
Selling, general and administrative	635	950	1,930	2,638
Total operating expenses	3,048	4,798	6,913	8,955
Operating loss	(296)	(2,038)	(2,033)	(4,501)

Interest income	28	33	65	78
Interest expense	(157)	(1,300)	(297)	(1,478)
Change in fair value of derivative liabilities	(554)	434	(827)	434
Net Loss	(979)	(2,871)	(3,092)	(5,467)
Preferred stock dividend	(97)	(38)	(191)	(38)
Beneficial conversion on issuance of preferred stock	—	(109)	—	(109)
Net loss allocable to common shareholders	$(1,076)	$(3,018)	$(3,283)	$(5,614)
Basic and diluted net loss per common share	$(0.07)	$(0.21)	$(0.22)	$(0.40)
Shares used in per share calculations	14,986,559	14,251,962	14,867,664	14,152,233

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data  (Unaudited)

(In thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$421	$1,978
Marketable securities	1,700	1,675
Accounts receivable	674	1,324
Inventories	962	1,058
Other	211	320
	3,968	6,355

Property and equipment, net	2,643	2,984
Goodwill	94	94
Other assets, net	1,283	1,191

Total assets	$7,988	$10,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$1,017	$839
Current portion of long-term debt	333	333
Accounts payable and accrued liabilities	1,488	1,844
Derivative liabilities	1,609	782
Deferred revenue	319	1,167
	4,766	4,965
Long term liabilities:
Long-term debt	—	167
Deferred revenue	21	52
Other long-term liabilities	335	358

Shareholders’ equity:
Preferred stock	6,992	6,801
Common stock	112,529	111,653
Accumulated deficit	(116,655)	(113,372)
	2,866	5,082

Total liabilities and shareholders’ equity	$7,988	$10,624

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